                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 7, 2020	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2020 Second Quarter Results

•	Reported Net sales increased 5.5% to $587.0 million driven by organic growth of 2.7% and the impact of acquisitions[1].

•
Diluted net earnings from continuing operations per common share was $0.14 in the second fiscal quarter compared to a net loss from continuing operations of $0.97 in the prior year second quarter, and Adjusted Diluted net earnings from continuing operations per common share was $0.37 compared to $0.20 in the prior year second quarter[1].

•
Significantly increased financial flexibility through an add-on bond offering of $250 million and a credit agreement amendment delaying step-down of financial covenants, subsequent to the second fiscal quarter.

St. Louis —May 7, 2020—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2020. Net earnings from continuing operations were $13.7 million, or $0.14 per diluted common share, compared to a net loss from continuing operations of $62.3 million, or a $0.97 loss per diluted common share, in the prior year second quarter. Adjusted Net earnings from continuing operations in the second quarter were $29.9 million, or $0.37 per diluted common share, compared to Adjusted Net earnings from continuing operations of $16.8 million, or $0.20 per diluted common share in the second quarter of 2019.

“Energizer’s strong second-quarter performance was the result of the remarkable effort by our colleagues to serve the needs of our customers and consumers impacted by COVID-19,” said Alan Hoskins, Chief Executive Officer. “Energizer’s top priority is to ensure the safety and well-being of our colleagues concurrent with maintaining business continuity with our customers as the effects of the pandemic continue in the months ahead. We are well-positioned to provide our critical branded products to consumers during this crisis while also continuing the efforts underway to achieve our long-term strategic objective of becoming the leading global household products company in batteries, lights, and auto care.”

Second Quarter 2020 Financial Highlights (Unaudited)
The following is a summary of key results for the second quarter of Fiscal 2020. All comparisons are with the second quarter of Fiscal 2019 and represent continuing operations unless otherwise stated.

•Net sales were $587.0 million, an increase of 5.5%: (a)

◦	Organic Net sales increased $15.0 million, or 2.7%, primarily due to increased distribution in both segments and the net impact of COVID-19.

◦	The impact of one additional month of the Auto Care acquisition, which occurred on January 28, 2019, increased Net sales by $23.7 million, or 4.3%; and

◦	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $7.4 million, or 1.4%.

__________________
1) See Supplemental Schedules - Reconciliations of GAAP to Non-GAAP Reconciliation.

•
Gross margin percentage on a reported basis was 40.1%, versus 34.9% in the prior year. Excluding the current and prior year acquisition, integration and inventory step up costs, adjusted gross margin was 41.6%, up 100 basis points from the prior year, driven by realized synergies and improved material pricing partially offset by unfavorable channel and product mix, operational costs related to COVID-19 and foreign currency movements. (a)

•
A&P was 3.9% of net sales, or $22.8 million, compared to 4.4% in the prior year, a decrease of $1.9 million due to the timing of spending for our broad portfolio as well as product and packaging innovation and promotional support for the auto care brands.

•
SG&A, excluding acquisition and integration costs, was 18.4% of net sales, or $108.0 million, compared to prior year of 20.2% of net sales, a decrease of $4.2 million driven by synergy realization primarily due to transition service agreement (TSA) exits, lower mark to market expense on deferred compensation and reduced spending in the back half of the quarter due in part to COVID-19 impacts and restrictions. (a)

•
Interest expense was $47.2 million compared to $77.2 million for the prior year comparative period. Excluding the prior year acquisition costs of $33.2 million, the current year Interest expense increased $3.2 million attributed to a higher average debt balance associated with the acquisitions. (a)

•
Income tax rate on a year to date basis was 26.2% as compared to 46.9% in the prior year. The current year rate includes costs related to acquisition and integration in addition to the impact of the Coronavirus Aid, Relief and Economic Security (CARES) Act, which was signed into law on March 27, 2020 and provides, among other things, increased interest deduction limitations to companies which can decrease overall cash taxes paid. The prior year rate includes $1.5 million for the one-time impact of U.S. tax legislation passed in December 2017 and the impact of disallowed transaction costs resulting from the acquisitions, which drove a higher tax rate in the prior year. Excluding the impact of these Non-GAAP adjustments, the year to date tax rate was 22.6% as compared to 20.9% in the prior year. The increase in the rate versus prior year is due to the country mix of earnings which drove a higher foreign tax rate as well as the expiration of certain tax holidays in foreign jurisdictions. (a)

•	Diluted net earnings from continuing operations per common share for the quarter was $0.14 and Adjusted Diluted net earnings from continuing operations per common share for the quarter was $0.37. (a)

•
Net cash from operating activities from continuing operations on a year to date basis was $99.2 million and Adjusted Free cash flow from continuing operations on a year to date basis was $107.3 million, or 8.1% of net sales. (a)

•	Dividend payments in the quarter were $21.0 million, or $0.30 per common share, and $4.1 million, or $1.875 per share of mandatory preferred convertible stock.

•	Repurchased approximately 980,000 shares of common stock for $45.0 million.

•
Discontinued operations reported a net loss of $131.4 million for the quarter. Included in these results is the net loss on the disposition of the Varta® consumer battery business to VARTA AG of $137.6 million. On January 2, 2020, the company completed the divestment of the Varta® consumer battery business to VARTA AG for an aggregate purchase price of €180 million, subject to purchase price adjustments. The cash proceeds received from VARTA AG and Spectrum, along with the related hedging arrangements, were approximately $346 million, which will be subject to a working capital settlement and other contractual adjustments which is expected to be completed in the third fiscal quarter. The Company utilized these proceeds to pay down term loan debt in the quarter.

•
Subsequent to March 31, 2020, the company significantly increased financial flexibility through an add-on bond offering of $250.0 million to our 2026 Senior Notes and a credit agreement amendment which will lower our primary leverage covenant at the end of the fourth quarter of fiscal 2021.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net sales (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2020
	Q2	% Chg	Six Months	% Chg
Net sales - FY'19	$556.4		$1,128.3
Organic	15.0	2.7%	(4.7)	(0.4)%
Impact of Battery Acquisition	—	—%	125.5	11.1%
Impact of Auto Care Acquisition	23.7	4.3%	85.1	7.5%
Change in Argentina	(0.7)	(0.1)%	(0.5)	—%
Impact of currency	(7.4)	(1.4)%	(9.9)	(0.9)%
Net sales - FY'20	$587.0	5.5%	$1,323.8	17.3%

Total Net sales increased 5.5%, or $30.6 million:

•	Organic Net sales increased 2.7%, or $15.0 million, in the second fiscal quarter due to the following items:

◦	Increased distribution across both of our segments contributed 1.9%;

◦	Replenishment volumes, including the beneficial impacts of COVID-19 on battery demand, contributed 1.6%;

◦	Channel and product mix in addition to trade investment reduced the organic increase by 0.8%.

•	The Auto Care Acquisition, which occurred on January 28, 2019, contributed one additional month of Net sales of $23.7 million, or 4.3%.

•	Our Argentina operations had an unfavorable impact on Net sales of $0.7 million.

•	Unfavorable movement in foreign currencies resulted in decreased sales of $7.4 million, or 1.4%.

Total Segment profit (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2020
	Q2	% Chg	Six Months	% Chg
Segment profit - FY'19	$125.1		$295.8
Organic	14.7	11.8%	(10.7)	(3.6)%
Impact of Battery Acquisition	—	—%	27.9	9.4%
Impact of Auto Care Acquisition	7.0	5.6%	17.1	5.8%
Change in Argentina	(0.3)	(0.2)%	(0.9)	(0.3)%
Impact of currency	(4.3)	(3.5)%	(5.6)	(1.9)%
Segment profit - FY'20	$142.2	13.7%	$323.6	9.4%

Total Segment profit in the second fiscal quarter increased $17.1 million, or 13.7%. The organic increase of $14.7 million, or 11.8%, was driven by top-line organic growth, realized synergies and improved material pricing, lower A&P spending and favorable SG&A due to reduced spending driven in part by COVID-19 impacts and restrictions. The impact of our Auto Care Acquisition was also favorable by $7.0 million, or 5.6%. Offsetting this favorable impact was our Argentina operations which had an unfavorable impact on segment profit of $0.3 million, or 0.2%, and unfavorable foreign currency impacts of $4.3 million, or 3.5%.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal 2020
The company has been able to operate effectively thus far in the environment relating to the COVID-19 pandemic and continues to move forward with its integration efforts for the acquired battery and auto care businesses, with expected synergy realization remaining unchanged. However, due to the uncertainties in this rapidly changing environment, including the possible impact of the pandemic on the global economy and consumer demand, Energizer withdrew its previously disclosed full year outlook, as indicated in our Current Report on Form 8-K, filed with the SEC on April 15, 2020.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/33754

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the impact of the novel coronavirus (COVID-19) global pandemic;

•
our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;

•	the impact of the acquired businesses on our business operations;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	financial strength of distributors and suppliers;

•	our ability to improve operations and realize cost savings;

•	the impact of the United Kingdom’s future trading relationships following its exit from the European Union;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of adverse or unexpected weather conditions;

•	uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 19, 2019, as amended in our Current Report on Form 8-K, filed with the SEC on April 15, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2020	2019	2020	2019
Net sales	$587.0	$556.4	$1,323.8	$1,128.3
Cost of products sold (1)	351.4	362.2	786.9	658.6
Gross profit	235.6	194.2	536.9	469.7
Selling, general and administrative expense (1)	116.1	141.3	238.2	245.9
Advertising and sales promotion expense	22.8	24.7	69.6	65.6
Research and development expense (1)	8.3	8.7	17.2	14.2
Amortization of intangible assets	14.2	12.5	28.0	15.7
Interest expense (1) (2)	47.2	77.2	98.2	125.4
Other items, net (1)	5.1	3.8	5.1	(13.1)
Earnings/(loss) before income taxes	21.9	(74.0)	80.6	16.0
Income tax provision/(benefit)	8.2	(11.7)	21.1	7.5
Net earnings/(loss) from continuing operations	$13.7	$(62.3)	$59.5	$8.5
Net loss from discontinued operations (3)	(131.4)	(11.0)	(131.1)	(11.0)
Net loss	(117.7)	(73.3)	(71.6)	(2.5)
Mandatory preferred stock dividends	(4.1)	(3.3)	(8.1)	(3.3)
Net loss attributable to common shareholders	$(121.8)	$(76.6)	$(79.7)	$(5.8)

Basic net earnings/(loss) per common share - continuing operations	$0.14	$(0.97)	$0.74	$0.08
Basic net loss per common share - discontinued operations	(1.90)	(0.17)	(1.89)	(0.17)
Basic net loss per common share	$(1.76)	$(1.14)	$(1.15)	$(0.09)

Diluted net earnings/(loss) per common share - continuing operations	$0.14	$(0.97)	$0.74	$0.08
Diluted net loss per common share - discontinued operations	(1.89)	(0.17)	(1.88)	(0.17)
Diluted net loss per common share	$(1.75)	$(1.14)	$(1.14)	$(0.09)

Dividend per common share	$0.30	$0.30	0.30	$0.30

Weighted average shares of common stock - Basic	69.1	67.3	69.1	63.5
Weighted average shares of common stock - Diluted	69.5	67.3	69.8	64.6

(1) See the Supplemental Schedules - Non-GAAP Reconciliations attached which break out the Acquisition and integration related costs included within these lines.

(2) Interest expense for the six months ended March 31, 2020 includes a $4.2 million loss on extinguishment of debt associated with the term loan refinancing. Interest expense for the quarter and six months ended March 31, 2019 includes Acquisition debt commitment fees, interest and ticking fees of $33.2 million and $65.6 million, respectively, associated with the Battery and Auto Care Acquisitions.

(3) Included in these results is the pre-tax loss on the disposition of the Varta consumer battery business of $137.6 million in the quarter and six months ended March 31, 2020. The Net loss on discontinued operations is net of an income tax benefit of $13.7 million and $6.2 million for the quarter and six months ended March 31, 2020, respectively.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	March 31, 2020	September 30, 2019
Current assets
Cash and cash equivalents	$277.9	$258.5
Trade receivables	311.6	340.2
Inventories	470.7	469.3
Other current assets	205.9	177.1
Assets held for sale	—	791.7
Total current assets	$1,266.1	$2,036.8
Property, plant and equipment, net	346.6	362.0
Operating lease assets	91.9	—
Goodwill	1,008.9	1,004.8
Other intangible assets, net	1,934.3	1,958.9
Deferred tax asset	21.9	22.8
Other assets	82.8	64.3
Total assets	$4,752.5	$5,449.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$91.3	$—
Current portion of capital leases	1.7	1.6
Notes payable	184.1	31.9
Accounts payable	280.6	299.0
Current operating lease liabilities	14.0	—
Other current liabilities	321.2	333.6
Liabilities held for sale	—	402.9
Total current liabilities	$892.9	$1,069.0
Long-term debt	3,010.6	3,461.6
Operating lease liabilities	80.0	—
Deferred tax liability	173.0	170.6
Other liabilities	222.3	204.6
Total liabilities	$4,378.8	$4,905.8
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	853.9	870.3
Retained earnings	5.8	129.5
Treasury stock	(179.6)	(158.4)
Accumulated other comprehensive loss	(307.1)	(298.3)
Total shareholders' equity	$373.7	$543.8
Total liabilities and shareholders' equity	$4,752.5	$5,449.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Six Months Ended March 31,
	2020	2019
Cash Flow from Operating Activities
Net loss	$(71.6)	$(2.5)
Net loss from discontinued operations	(131.1)	(11.0)
Net earnings from continuing operations	59.5	8.5
Non-cash integration and restructuring charges	8.1	—
Depreciation and amortization	56.1	40.0
Deferred income taxes	2.6	0.2
Share-based compensation expense	15.9	14.1
Mandatory transition tax	—	1.5
Inventory step up	—	27.2
Non-cash items included in income, net	14.4	(5.8)
Other, net	(0.1)	(3.5)
Changes in current assets and liabilities used in operations	(57.3)	(69.2)
Net cash from operating activities from continuing operations	99.2	13.0
Net cash used by operating activities from discontinued operations	(12.9)	(11.2)
Net cash from operating activities	86.3	1.8
Cash Flow from Investing Activities
Capital expenditures	(27.7)	(20.7)
Proceeds from sale of assets	1.5	0.1
Acquisitions, net of cash acquired	(4.5)	(2,403.8)
Net cash used by investing activities from continuing operations	(30.7)	(2,424.4)
Net cash from/(used by) investing activities from discontinued operations	305.9	(450.6)
Net cash from/(used by) investing activities	275.2	(2,875.0)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	365.0	1,800.0
Payments on debt with maturities greater than 90 days	(747.2)	(438.4)
Net increase/(decrease) in debt with original maturities of 90 days or less	150.3	(239.1)
Debt issuance costs	(0.9)	(40.1)
Net proceeds from issuance of mandatory convertible preferred shares	—	199.5
Net proceeds from issuance of common stock	—	205.3
Dividends paid on common stock	(43.7)	(40.8)
Dividends paid on mandatory convertible preferred stock	(8.1)	—
Common stock purchased	(45.0)	—
Taxes paid for withheld share-based payments	(9.7)	(7.1)
Net cash (used by)/from financing activities from continuing operations	(339.3)	1,439.3
Net cash used by financing activities from discontinued operations	(1.1)	(1.0)
Net cash (used by)/from financing activities	(340.4)	1,438.3

Effect of exchange rate changes on cash	(1.7)	(0.5)

Net decrease in cash, cash equivalents, and restricted cash from continuing operations	(272.5)	(972.6)
Net increase/(decrease) in cash, cash equivalents, and restricted cash from discontinued operations	291.9	(462.8)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	19.4	(1,435.4)
Cash, cash equivalents, and restricted cash, beginning of period	258.5	1,768.3
Cash, cash equivalents, and restricted cash, end of period	$277.9	$332.9

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Six Months Ended March 31, 2020

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, and the one-time impact of the CARES Act and the new U.S. tax legislation (December 2017). In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and the charges related to acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the loss on extinguishment of debt and the one-time impact of the new U.S. income tax legislation.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred, as well as the one-time impact of the CARES Act and the U.S. tax legislation (December 2017).

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019 and the Battery Acquisition on January 2, 2019. These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales, adjusted R&D, adjusted interest expense and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and the loss on extinguishment of debt.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination and share based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Six Months Ended March 31, 2020 (In millions - Unaudited)

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and six months ended March 31, 2020 and 2019, respectively, are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net Sales
Americas	$409.9	$381.6	$924.4	$755.1
International	177.1	174.8	399.4	373.2
Total net sales	$587.0	$556.4	$1,323.8	$1,128.3
Segment Profit
Americas	$101.8	$88.7	$231.0	$204.8
International	40.4	36.4	92.6	91.0
Total segment profit	$142.2	$125.1	$323.6	$295.8
General corporate and other expenses (1)	(23.5)	(29.7)	(48.4)	(48.4)
Global marketing expense (2)	(5.6)	(6.4)	(11.7)	(9.5)
Research and development expense - Adjusted (3)	(7.7)	(8.7)	(16.2)	(14.2)
Amortization of intangible assets	(14.2)	(12.5)	(28.0)	(15.7)
Acquisition and integration costs (4)	(16.9)	(95.4)	(36.2)	(131.9)
Interest expense - Adjusted (5) (6)	(47.2)	(44.0)	(94.0)	(59.8)
Loss on extinguishment of debt (6)	—	—	(4.2)	—
Other items, net - Adjusted (7)	(5.2)	(2.4)	(4.3)	(0.3)
Total earnings/(loss) before income taxes	$21.9	$(74.0)	$80.6	$16.0
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) The quarter and six months ended March 31, 2020 includes $2.6 million and $5.5 million recorded in SG&A, respectively, and $3.0 million and $6.2 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings. The quarter and six months ended March 31, 2019 includes $2.2 million and $3.4 million recorded in SG&A, respectively, and $4.2 million and $6.1 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings.
(3) Research and development expense for the quarter and six months ended March 31, 2020 included $0.6 million and $1.0 million, respectively, of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) Interest expense for the quarter and six months ended March 31, 2019 included $33.2 million and $65.6 million, respectively, of Acquisition debt commitment fees, interest and ticking fees which have been reclassified for purposes of the reconciliation above.
(6) Loss on extinguishment of debt for the six months ended March 31, 2020 includes the write off of deferred financing fees related to the term loan refinancing and was recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(7) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2020	2019	2020	2019
Batteries	$427.7	$419.4	$1,049.6	$941.3
Auto Care	130.2	108.6	208.9	129.1
Lights and Licensing	29.1	28.4	65.3	57.9
Total net sales	$587.0	$556.4	$1,323.8	$1,128.3

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Six Months Ended March 31, 2020
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2020	2019	2020	2019
Net loss attributable to common shareholders	$(121.8)	$(76.6)	$(79.7)	$(5.8)
Mandatory preferred stock dividends	(4.1)	(3.3)	(8.1)	(3.3)
Net loss	$(117.7)	$(73.3)	$(71.6)	$(2.5)
Net loss from discontinued operations	(131.4)	(11.0)	(131.1)	(11.0)
Net earnings/(loss) from continuing operations	$13.7	$(62.3)	$59.5	$8.5
Pre-tax adjustments
Acquisition and integration (1)	$16.9	$95.4	$36.2	$131.9
Loss on extinguishment of debt (2)	—	—	4.2	—
Total adjustments, pre-tax	16.9	95.4	40.4	131.9
After tax adjustments
Acquisition and integration	12.8	79.1	27.5	107.0
Loss on extinguishment of debt	—	—	3.2	—
One-time impact of the CARES Act	3.4	—	3.4	—
One-time impact of the new U.S. Tax Legislation	—	—	—	1.5
Total adjustments, after tax	16.2	79.1	34.1	108.5
Adjusted net earnings from continuing operations (3)	29.9	16.8	93.6	117.0
Mandatory preferred stock dividends	(4.1)	(3.3)	(8.1)	(3.3)
Adjusted net earnings from continuing operations attributable to common shareholders	$25.8	$13.5	$85.5	$113.7

Diluted net earnings/(loss) per common share - continuing operations	$0.14	$(0.97)	$0.74	$0.08
Adjustments
Acquisition and integration	0.18	1.16	0.39	1.54
Loss on extinguishment of debt	—	—	0.04	—
One time impact of the CARES Act	0.05	—	0.05	—
One-time impact of new U.S tax legislation	—	—	—	0.02
Impact for diluted share calculation (4)	—	0.01	—	0.05
Adjusted diluted net earnings per diluted common share - continuing operations	$0.37	$0.20	$1.22	$1.69
Weighted average shares of common stock - Diluted	69.5	67.3	69.8	64.6
Adjusted Weighted average shares of common stock - Diluted (4)	69.5	68.3	69.8	69.3
(1) See Supplemental Schedules - Non-GAAP Reconciliations for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) This loss on extinguishment of debt is associated with the term loan refinancing which occurred in the first fiscal quarter of 2020 and was recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(3) The effective tax rate for the quarters ended March 31, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 22.9% and 21.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective tax rate for the six months ended March 31, 2020 and 2019 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 22.6% and 20.9%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(4) Adjusted net earnings from continuing operations for the quarter ended March 31, 2019 results in net earnings compared to the reported number of a net loss. To calculate the Adjusted diluted net earnings per common share - continuing operations, the Adjusted Weighted average shares of common stock - Diluted factor in the diluted performance shares and restricted shares of 1.0 million which were anti-dilutive on a reported basis.
For the six months ended March 31, 2019 calculation, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out of the Adjusted net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Six Months Ended March 31, 2020
(In millions, except per share data - Unaudited)

Net sales	Q1'20	% Chg	Q2'20	% Chg	Six Months '20	% Chg
Americas
Net sales - prior year	$373.5		$381.6		$755.1
Organic	(19.0)	(5.1)%	10.9	2.9%	(8.1)	(1.1)%
Impact of Battery Acquisition	107.1	28.7%	—	—%	107.1	14.2%
Impact of Auto Care Acquisition	52.9	14.2%	21.1	5.5%	74.0	9.8%
Change in Argentina	0.2	0.1%	(0.7)	(0.2)%	(0.5)	(0.1)%
Impact of currency	(0.2)	(0.1)%	(3.0)	(0.8)%	(3.2)	(0.4)%
Net sales - current year	$514.5	37.8%	$409.9	7.4%	$924.4	22.4%
International
Net sales - prior year	$198.4		$174.8		$373.2
Organic	(0.7)	(0.4)%	4.1	2.3%	3.4	0.9%
Impact of Battery Acquisition	18.4	9.3%	—	—%	18.4	4.9%
Impact of Auto Care Acquisition	8.5	4.3%	2.6	1.5%	11.1	3.0%
Impact of currency	(2.3)	(1.2)%	(4.4)	(2.5)%	(6.7)	(1.8)%
Net sales - current year	$222.3	12.0%	$177.1	1.3%	$399.4	7.0%
Total Net Sales
Net sales - prior year	$571.9		$556.4		$1,128.3
Organic	(19.7)	(3.4)%	15.0	2.7%	(4.7)	(0.4)%
Impact of Battery Acquisition	125.5	21.9%	—	—%	125.5	11.1%
Impact of Auto Care Acquisition	61.4	10.7%	23.7	4.3%	85.1	7.5%
Change in Argentina	0.2	—%	(0.7)	(0.1)%	(0.5)	—%
Impact of currency	(2.5)	(0.4)%	(7.4)	(1.4)%	(9.9)	(0.9)%
Net sales - current year	$736.8	28.8%	$587.0	5.5%	$1,323.8	17.3%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Six Months Ended March 31, 2020
(In millions, except per share data - Unaudited)

Segment profit	Q1'20	% Chg	Q2'20	% Chg	Six Months '20	% Chg
Americas
Segment profit - prior year	$116.1		$88.7		$204.8
Organic	(17.1)	(14.7)%	8.6	9.7%	(8.5)	(4.2)%
Impact of Battery Acquisition	21.8	18.8%	—	—%	21.8	10.6%
Impact of Auto Care Acquisition	9.1	7.8%	6.7	7.6%	15.8	7.7%
Change in Argentina	(0.6)	(0.5)%	(0.3)	(0.3)%	(0.9)	(0.4)%
Impact of currency	(0.1)	(0.1)%	(1.9)	(2.2)%	(2.0)	(0.9)%
Segment profit - current year	$129.2	11.3%	$101.8	14.8%	$231.0	12.8%
International
Segment profit - prior year	$54.6		$36.4		$91.0
Organic	(8.3)	(15.2)%	6.1	16.8%	(2.2)	(2.4)%
Impact of Battery Acquisition	6.1	11.2%	—	—%	6.1	6.7%
Impact of Auto Care Acquisition	1.0	1.8%	0.3	0.8%	1.3	1.4%
Impact of currency	(1.2)	(2.2)%	(2.4)	(6.6)%	(3.6)	(3.9)%
Segment profit - current year	$52.2	(4.4)%	$40.4	11.0%	$92.6	1.8%
Total Segment profit
Segment profit - prior year	$170.7		$125.1		$295.8
Organic	(25.4)	(14.9)%	14.7	11.8%	(10.7)	(3.6)%
Impact of Battery Acquisition	27.9	16.3%	—	—%	27.9	9.4%
Impact of Auto Care Acquisition	10.1	5.9%	7.0	5.6%	17.1	5.8%
Change in Argentina	(0.6)	(0.4)%	(0.3)	(0.2)%	(0.9)	(0.3)%
Impact of currency	(1.3)	(0.6)%	(4.3)	(3.5)%	(5.6)	(1.9)%
Segment profit - current year	$181.4	6.3%	$142.2	13.7%	$323.6	9.4%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Six Months Ended March 31, 2020
(In millions, except per share data - Unaudited)

Gross profit	Q1'20	Q2'20	Q1'19	Q2'19	Q2'20 YTD	Q2'19 YTD
Net sales	$736.8	$587.0	$571.9	$556.4	$1,323.8	$1,128.3
Cost of products sold - adjusted	428.6	343.1	296.4	330.5	771.7	626.9
Adjusted Gross profit	$308.2	$243.9	$275.5	$225.9	$552.1	$501.4
Adjusted Gross margin	41.8%	41.6%	48.2%	40.6%	41.7%	44.4%
Acquisition and integration costs	6.9	8.3	—	4.5	15.2	4.5
Inventory step up	—	—	—	27.2	—	27.2
Reported Cost of products sold	435.5	351.4	296.4	362.2	786.9	658.6
Gross profit	$301.3	$235.6	$275.5	$194.2	$536.9	$469.7
Gross margin	40.9%	40.1%	48.2%	34.9%	40.6%	41.6%

SG&A	Q1'20	Q2'20	Q1'19	Q2'19	Q2'20 YTD	Q2'19 YTD
Segment SG&A	$84.1	$82.4	$65.8	$81.4	$166.5	$147.2
Corporate SG&A	24.0	23.0	18.7	28.6	47.0	47.3
Global Marketing	2.9	2.6	1.2	2.2	5.5	3.4
SG&A Adjusted - subtotal	$111.0	$108.0	$85.7	$112.2	$219.0	$197.9
SG&A Adjusted % of Net sales	15.1%	18.4%	15.0%	20.2%	16.5%	17.5%
Acquisition and integration costs	11.1	8.1	18.9	29.1	19.2	48.0
Reported SG&A	$122.1	$116.1	$104.6	$141.3	$238.2	$245.9
Reported SG&A % of Net sales	16.6%	19.8%	18.3%	25.4%	18.0%	21.8%

Acquisition and integration	Q1'20	Q2'20	Q1'19	Q2'19	Q2'20 YTD	Q2'19 YTD
Inventory step up (COGS)	$—	$—	$—	$27.2	$—	$27.2
Cost of products sold	6.9	8.3	—	4.5	15.2	4.5
SG&A	11.1	8.1	18.9	29.1	19.2	48.0
Research and development	0.4	0.6	—	—	1.0	—
Interest expense	—	—	32.4	33.2	—	65.6
Other items, net	0.9	(0.1)	(14.8)	1.4	0.8	(13.4)
Acquisition and integration related items	$19.3	$16.9	$36.5	$95.4	$36.2	$131.9

Other items, net	Q1'20	Q2'20	Q1'19	Q2'19	Q2'20 YTD	Q2'19 YTD
Interest income	$(0.1)	$(0.1)	$(0.3)	$(0.7)	$(0.2)	$(1.0)
Foreign currency exchange (gain)/loss	(0.4)	5.5	(1.1)	3.8	5.1	2.7
Pension benefit other than service costs	(0.5)	(0.5)	(0.7)	(0.7)	(1.0)	(1.4)
Other	0.1	0.3	—	—	0.4	—
Other items, net - Adjusted	$(0.9)	$5.2	$(2.1)	$2.4	$4.3	$0.3
Acquisition foreign currency loss/(gain)	2.2	—	(9.0)	—	2.2	(9.0)
Interest income on restricted cash	—	—	(5.8)	—	—	(5.8)
Transition services agreement income	(0.3)	(0.1)	—	(0.1)	(0.4)	(0.1)
Gain on sale of assets	(1.0)	—	—	—	(1.0)	—
Settlement of acquired business hedging contract	—	—	—	1.5	—	1.5
Acquisition and integration cost	$0.9	$(0.1)	$(14.8)	$1.4	$0.8	$(13.4)
Total Other items, net	$—	$5.1	$(16.9)	$3.8	$5.1	$(13.1)

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Six Months Ended March 31, 2020
(In millions, except per share data - Unaudited)

	Q2'20	Q1'20	Q4'19	Q3'19	LTM 3/31/20 (1)	Q2'19
Net earnings/(loss) from continuing operations	$13.7	$45.8	$47.0	$9.2	$115.7	$(62.3)
Income tax provision/(benefit)	8.2	12.9	0.7	0.2	22.0	(11.7)
Earnings/(loss) before income taxes	$21.9	$58.7	$47.7	$9.4	$137.7	$(74.0)
Interest expense	47.2	51.0	48.7	51.9	198.8	77.2
Depreciation & Amortization	28.5	27.6	22.0	30.8	108.9	28.4
EBITDA	$97.6	$137.3	$118.4	$92.1	$445.4	$31.6
Adjustments:
Acquisition and integration costs	16.9	19.3	28.5	28.0	92.7	62.2
Settlement loss on pension plan terminations	—	—	3.7	—	3.7	—
Share-based payments	8.7	7.2	6.3	6.7	28.9	7.6
Adjusted EBITDA	$123.2	$163.8	$156.9	$126.8	$570.7	$101.4
(1) LTM defined as the latest 12 months for the period ending March 31, 2020.

Free Cash Flow	Q2'20 YTD	Q2'19 YTD
Net cash from operating activities from continuing operations	$99.2	$13.0
Capital expenditures	(27.7)	(20.7)
Proceeds from sale of assets	1.5	0.1
Free cash flow from continuing operations - subtotal	$73.0	$(7.6)
Cash paid for acquisition and integration expenses	19.5	108.7
Cash paid for integration related capital expenditures	14.8	—
Adjusted Free cash flow	$107.3	$101.1